MONTEREY HOMES CORPORATION

                             ARTICLES OF RESTATEMENT


         Monterey Homes Corporation, a Maryland corporation (the "Corporation"), having its principal office in Phoenix, Arizona, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to restate its charter as currently in effect as follows:

                                   "ARTICLE I

                                      NAME
                                      ----

         The  name  of  the  corporation   (which  is  hereinafter   called  the
"Corporation") is:

                           Monterey Homes Corporation.

                                   ARTICLE II

                                    PURPOSES
                                    --------

         The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

                  (a) To engage in any one or more businesses or transactions, or to acquire all or any portion of the securities of any entity engaged in any one or more businesses or transactions which the Board of Directors of the Corporation may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article II or to any other business at the time or theretofore engaged in by the Corporation.

                  (b) To purchase, lease, hire or otherwise acquire, hold, own, construct, develop, erect, improve, manage, operate and in any manner dispose of, and to aid and subscribe
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toward the acquisition,  construction or improvement of,  buildings,  machinery, equipment and facilities, and any other property or appliances which may have an interest; and to contract for, for terms of years or otherwise, procure or make use of, personal services of officers, employees, agents or contractors, and of services of any firm, association or corporation.

                  (c) To acquire the whole or any part of the goodwill, rights, property, franchise and business of any corporation, joint stock company, syndicate, association, firm, trust, partnership, joint venture or person heretofore or hereafter engaged in any business and to hold, utilize, enjoy and in any manner dispose of, the whole or any part of the goodwill, rights, property, franchise and business so acquired, and to ensure in connection therewith any liabilities of any such corporation, joint stock company, syndicate, association, firm, trust, partnership, joint venture or person.

                  (d) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of capital stock, or any voting trust certificates or depository receipts in respect of the shares of capital stock, scrip, warrants, rights, options, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or other rights in or interests issued or created by any corporation, joint stock company, syndicate, association, firm, trust, partnership, joint venture or person, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision, or by any governmental agency, or by any other entity, and to issue in exchange therefor or in payment thereof its own capital stock, bonds or other obligations or securities, or otherwise pay therefor in money or other property; to possess and exercise as owner thereof all the rights, powers and privileges of ownership including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

                  (e) To cause to be organized, under the laws of the United States of America, or any foreign government, or any state, territory, province, municipality or other political entity, a corporation, joint stock company, syndicate, association, firm, trust, partnership, or joint venture, for the purpose of accomplishing any and all of the objects and purposes of the Corporation and to dissolve, wind up, liquidate, merge or consolidate any such corporation, joint stock company, syndicate, association, firm, trust, partnership, or joint venture or cause the same to be dissolved, terminated, wound up, liquidated, merged or consolidated.

                  (f) To carry out all or any part of the foregoing objects as principal, or otherwise, either alone or through or in conjunction with, as partner, joint venturer or otherwise,
                                        2
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any  corporation,  joint stock company,  syndicate,  association,  firm,  trust, partnership, joint venture or person; and, in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time appear conducive to or expedient for the accomplishment of any of such objects and purposes.

                  (g) To purchase or otherwise acquire, and to hold, sell or otherwise dispose of, and to retire and reissue, shares of its own stock of any class and any other securities issued by it in any manner now or hereafter authorized or permitted by law.

                  (h) To make contracts and guarantees, incur liabilities and borrow money; to sell, mortgage, lease, pledge, exchange, convey, transfer, and otherwise dispose of all or any part of the property and assets of the Corporation; and to issue bonds, notes and other obligations and secure the same by mortgage or deed of trust of all or any part of the property, franchises and income of the Corporation.

                  (i) To aid in any manner any corporation, joint stock company, syndicate, association, firm, trust, partnership, joint venture or person of which the shares of capital stock, or voting trust certificates or depository receipts in respect of the shares of capital stock, scrip, warrants, rights, options, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or other rights in or interests issued or created by are held by or for the Corporation, or in the welfare of which the Corporation shall have any interest, direct or indirect; and to do any acts or things designed to protect, preserve, improve and enhance the value of any such property or interest, or any other property of the Corporation.

                  (j) To guarantee the payment of dividends or distributions upon any shares of capital stock, interests in or other securities of, or the performance of any contract by, any other corporation, joint stock company, syndicate, association, firm, trust, partnership, joint venture or person in which, or in the welfare of which, the Corporation has any interest, direct, or indirect; and to endorse or otherwise guarantee the payment of the principal and interest, or either, on any bonds, debentures, notes or other securities, obligations and evidences of indebtedness created or issued by any of the same.

                  (k) To carry out all or any part of the objects and purposes of the Corporation and to conduct its business in all or any of its branches, in any or all states, territories, districts and possessions of the United States of America and in foreign countries; and to maintain offices
                                        3
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and agencies in any or all states, territories, districts and possessions of the
United States of America and in foreign countries.

         The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

                                   ARTICLE III

                                PRINCIPAL OFFICE
                                ----------------

         The present address of the principal office of the corporation in this State is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE IV

                                 RESIDENT AGENT
                                 --------------

         The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland. Said resident agent is a Maryland corporation.

                                    ARTICLE V

                                  CAPITAL STOCK
                                  -------------

                  (a) The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million (50,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value to Five Hundred Thousand Dollars ($500,000). All of the authorized shares are classified as Common Stock of the same class (the "Common Stock").

                  (b) Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held.

                  (c) The Corporation shall not issue fractional shares of its Common Stock.
                                        4
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                  (d) All  persons  who  acquire  shares of Common  Stock in the
Corporation shall acquire such shares subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation.

                  (e) Simultaneously with the effective date of the merger (December 31, 1996, the "Effective Date"), of Monterey Homes Construction II, Inc., an Arizona corporation and Monterey Homes Arizona II, Inc., an Arizona corporation with and into the corporation (the "Merger") and immediately after the Merger, each share of Common Stock, par value $0.01 per share, issued and outstanding following the Merger (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified and changed into one-third (1/3) of a share of the Corporation's Common Stock, par value equal to the par value of the Old Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Stock Change"). Each holder of a certificate or certificates which immediately following the Merger represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified and changed under the terms hereof. From and after the Effective Date and immediately following the Merger, Old Certificates shall represent only the right to the number of shares of New Common Stock into which the Old Common Stock shall have been reclassified and changed and the right to receive New Certificates therefor pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. All fractional shares for one share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half (1/2) share shall be decreased to the next lower whole number of shares, respectively. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that rounding for fractional shares to any one person shall not exceed one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise be in proper form for transfer, and the person or persons requesting such exchange shall affix any  requisite  stock  transfer  tax stamps to the Old  Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date and immediately following the Merger, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified and changed under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified and changed, until thereafter reduced or increased in accordance with applicable law.


                                   ARTICLE VI

                                    DIRECTORS
                                    ---------

         The number of directors of the Corporation shall be as set forth in the bylaws of the Corporation, but shall never be less than the minimum number permitted by the Maryland General Corporation Law now or hereinafter in force. The directors shall be divided into two classes designated Class I and Class II. Each Class shall consist of one-half of the directors or as close thereto as possible. The Class I directors shall stand for election at the 1996 annual meeting of shareholders and shall be elected for a two-year term. The Class II directors shall stand for election at the 1996 annual meeting of shareholders and shall be elected for a one-year term. At each annual meeting of shareholders, commencing with the annual meeting to be held during fiscal 1997, each of the successors to the directors of the Class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified.

                                   ARTICLE VII

                   RIGHTS AND POWERS OF DIRECTORS AND OFFICERS
                   -------------------------------------------

         The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

                  (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its Common Stock, whether now or hereafter authorized, or securities convertible into shares of its Common Stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.
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                  (b) No  holder  of any  shares  of  Common  Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any shares of Common Stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any shares of Common Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of shares of Common Stock of the exclusion of any other holders of shares of Common Stock.

                  (c) The Board of Directors of the Corporation shall have power from time to time and in its sole discretion to determine in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

                  (d) A contract or other transaction between the Corporation and any of its directors or between the Corporation and any other Corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely because of any one or more of the following: the common directorship or interest; the presence of the director at the meeting of the Board of Directors which authorizes, approves, or ratifies the contract or transaction; or the counting of the vote of the Director for the authorization, approval, or ratification of the contract or transaction. This Section (d) applies if:

                           (1) the fact of the common  directorship  or interest
is disclosed or known to: the Board of Directors and the Board authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or the stockholders entitled to vote, and the
                                        7
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contract or transaction is  authorized,  approved,  or ratified by a majority of the votes  cast by the  stockholders  entitled  to vote  other than the votes of
shares  owned  of  record  or  beneficially   by  the  interested   director  or
Corporation, firm, or other entity; or

                           (2)  the   contract  or   transaction   is  fair  and
reasonable to the Corporation.

         Common or interested directors or the stock owned by them or by an interested Corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved, or ratified. If a contract or transaction is not authorized, approved, or ratified in one of the ways provided for in clause (1) of this Section (d), the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the Corporation at the time it was authorized, approved, or modified. The procedures in this Section (d) do not apply to the timing by the Board of Directors of reasonable compensation for a director, whether as a director or in any other capacity.

                  (e) Except for contracts, transactions, or acts required to be approved under the provisions of Section (d) of this Article VII, any contract, transaction, or act of the Corporation or of the Board of Directors which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall so far as permitted by law be as valid and as binding as though ratified by every stockholder of the Corporation.

                  (f) Unless the Bylaws otherwise provide, any officer or employee of the Corporation (other than a director) may be removed at any time with or without cause by the Board of Directors or by any committee or superior officer upon whom such power of removal may be conferred by the Bylaws or by authority of the Board of Directors.

                  (g) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of Common Stock or of the total number of shares of Common Stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of Common Stock outstanding and entitled to vote thereon, except as otherwise provided in the charter.

                  (h) The Corporation shall indemnify (1) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (2) its officers to the same
                                        8
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extent  it shall  indemnify  its  directors;  and (3) its  officers  who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

                  (i) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding Common Stock by classification, reclassification or otherwise but no such amendment which changes such terms or contract rights of any of its outstanding Common Stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting.

                  (j) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

         The enumeration and definition of particular powers of the Board of Directors included in this Article VII shall in no way be limited or restricted by reference to or interference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

                                  ARTICLE VIII

                        RESTRICTION ON TRANSFER OF SHARES
                        ---------------------------------

         (a) In order to preserve the net  operating  loss  carryovers,  capital
loss   carryovers  and  built-in  losses  (the  "Tax  Benefits")  to  which  the
Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively the "Code") and the regulations thereunder, the following restrictions shall apply until the earlier of (x) the business day following the fifth anniversary of the effectiveness of this
Article VIII, (y) the repeal of Sections 382 and 383 of the Code (or successor provisions) if the Board of Directors determines
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that the restrictions are no longer necessary, or (z) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with paragraph (i) of this Article VIII (such date is sometimes referred to herein as the "Expiration Date"):

         (i) No person (as herein defined), including the Corporation, shall engage in any Transfer (as herein defined) with any person to the extent that such Transfer, if effective, would cause the Ownership Interest Percentage (as herein defined) of any person or Public Group (as herein defined) to increase to
4.9 percent or above, or from 4.9 percent or above to a greater Ownership Interest Percentage, or would create a new Public Group; provided, however, that the foregoing restriction on such Transfers shall not be applicable to the Transfer of shares of Stock pursuant to (1) the exercise of any option that is issued by the Corporation and is outstanding on the Effective Date and immediately following the Merger, (2) the exercise of those certain options initially covering 750,000 shares of stock (before the effect of the Stock Change) referred to in the Stock Option Agreement dated December 21, 1995 between the Corporation and Alan D. Hamberlin, (3) the issuance of the 800,000 shares of Contingent Stock (before the effect of the Stock Change) referred to in the Agreement and Plan of Reorganization dated as of September 13, 1996 (the "Agreement") or (4) the exercise of those certain options initially covering an aggregate of 1,000,000 shares of stock (before the effect of the Stock Change) referred to in those Stock Option Agreements dated December 31, 1996 between the Corporation and each of William W. Cleverly and Steven J. Hilton.

         For purposes of this Article VIII:

                  (A) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or other entity or organization, including, without limitation, any "entity" within the meaning of Treasury Regulation Section 1.382-3(a);

                  (B) a person's "Ownership Interest Percentage" shall be the sum of such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation, any ownership interest in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(i)(A), 1.382-2T(h)(2)(iii) and

         1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any Option Right to acquire Stock shall be considered exercised;

                  (C)   "Transferee"   means  any   person  to  whom   Stock  is
         Transferred;

                  (D) "Stock" shall mean shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not described in Section 1504(a)(4) solely because it is entitled to vote as a result of dividend arrearages), any Option Rights to acquire Stock, and all other interests that would be treated as stock of the Corporation pursuant to Treasury Regulation Section 1.382- 2T(f)(18) (or any successor regulation);

                  (E) "Public Group" shall mean a group of individuals, entities
         or   other   persons   described   in   Treasury   Regulation   Section
         1.382-2T(f)(13) or any successor regulation;

                  (F) "Option Right" shall mean any option, warrant, or other right to acquire, convert into or exchange or exercise for, or any similar interests in, shares of Stock;

                  (G) "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event, that causes a person to acquire or increase an Ownership Interest Percentage in the Corporation, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any Option Right with respect to Stock, (b) the disposition of any securities or rights convertible into or exchangeable or exercisable for Stock or any interest in Stock or any exercise of any such conversion or exchange or exercise right, and (c) transfers of interests in other entities that result in changes in direct or indirect ownership of Stock, in each case, whether voluntary or involuntary, of record, and by operation by law or otherwise;

                  (H) "Optionee" means any person holding an Option Right to acquire Stock.

     (ii) Any Transfer that would otherwise be prohibited pursuant to the preceding subparagraph may nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board (including a majority of the Independent Directors, as such term is defined in the Agreement) determines in its discretion (x) based upon an opinion of legal counsel or independent public accountants selected by the Board, that such transaction will not jeopardize or create a material limitation on the Corporation's then current or future ability to utilize its Tax Benefits, taking into account both the proposed transaction and potential future transactions, or
(y) that the overall economic benefits of such transaction to the Corporation outweigh the detriments of such transaction. Nothing in this subparagraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

     (b) Unless approval of the Board of Directors is obtained as provided in subparagraph (a)(ii) of this Article VIII, any attempted Transfer that is prohibited pursuant to subparagraph (a)(i) of this Article VIII, to the extent that the amount of Stock subject to such prohibited Transfer exceeds the amount that could be Transferred without restriction under subparagraph (a) (i) of this
Article VIII (such excess hereinafter referred to as the "Prohibited Interests"), shall be void ab initio and not effective to transfer ownership of the Prohibited Interests with respect to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Interests (including, without limitation, the right to vote or to receive dividends with respect thereto), or otherwise as the holder of the Prohibited Interests. All rights with respect to the Prohibited Interests shall remain the property of the person who initially purported to Transfer the Prohibited Interests to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Interests are resold as set forth in subparagraph (b)(i) or subparagraph (b)(ii) of this Article VIII.

     (i) Upon demand by the Corporation, the Purported Acquiror shall Transfer any certificate or other evidence of purported ownership of the Prohibited Interests within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Interests that were received by the Purported Acquiror (the
"Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Interests to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Interests as agent for the Initial Transferor, and in lieu of Transferring the Prohibited Interests to the Agent shall Transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subparagraph (b)(ii) if the Prohibited Interests had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Interests by the Purported Acquiror other than a Transfer described in one of the two preceding sentences shall not be effective to Transfer any ownership of the Prohibited Interests.

     (ii) The Agent shall sell in an arms-length transaction (on the New York Stock Exchange, if possible) any Prohibited Interests transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Interests, and (y) where the purported Transfer of the Prohibited Interests to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Interests at the time of such purported Transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in
Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

     (c) Within thirty (30) business days of learning of a purported Transfer of Prohibited Interests to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Interests, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand the Corporation shall institute legal proceedings to compel such Transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation under this Article VIII.

     (d) Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Interests to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article VIII, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer.

     (e) In the event of any Transfer which does not involve a Transfer of "securities" of the Corporation within the meaning of the Maryland Securities Act, as amended ("Securities"), but which would cause a person or Public Group (the "Prohibited Party") to violate a restriction provided for in subparagraph
(a) of this Article VIII, the application of  subparagraphs  (b) and (c) of this
Article VIII shall be modified as described in this paragraph (e). In such case, the Prohibited Party and/or any person or Public Group whose ownership of the Corporation's Securities is attributed to the Prohibited Party pursuant to
Section 382 of the Code and the Treasury Regulations thereunder (collectively, the "Prohibited Party Group") shall not be required to dispose of any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of subparagraph (a) of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such amount of Securities which are deemed to be disposed of shall be considered Prohibited Interests and shall be disposed of through the Agent as provided in subparagraphs (b) and (c) of this Article VIII, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Interests at the time of the prohibited Transfer. All expenses incurred by the Agent in disposing of the Prohibited Interests shall be paid out of any amounts due the Prohibited Party Group.

     (f) The Corporation may require as a condition to the registration of the transfer of any shares of its Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interests in, or options to acquire, Stock.

     (g) All certificates evidencing ownership of shares of Stock that are subject to the restrictions on Transfer contained in this Article VIII shall bear a conspicuous legend referencing the restrictions set forth in this Article VIII.

     (h) Any person who knowingly violates the restrictions on Transfer set forth in this Article VIII will be liable to the Corporation for any costs incurred by the Corporation as a result of such violation.

     (i) Nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) accelerate or extend the Expiration Date, (ii) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subparagraph (a)(i), or (iii) modify the definitions of any terms set forth in this Article VIII; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel or independent public accountants to the Corporation.

     (j) The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this
Article VIII, and neither the Corporation nor the Board of Directors shall be responsible for any good faith errors made in connection therewith.

                                   ARTICLE IX

                 RESTRICTION ON TRANSFER OF SHARES, ACQUISITION
                 ----------------------------------------------
                        RESTRICTION AND REDEMPTION RIGHT
                        --------------------------------

              (a) Whenever it is deemed by the Board of Directors to be prudent in avoiding the imposition of a penalty tax on the Corporation, the Board of Directors may require to be filed with the Corporation a statement or affidavit from any holder or proposed transferee of shares of Common Stock stating whether the holder or proposed transferee is a "Disqualified Person." For purposes of this Article IX, a "Disqualified Person" means (i) the United States, any state or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of any of the foregoing (ii) any person (other than a cooperative described in section ss.21 of the Internal Revenue Code, as amended ("Code")) which is exempt from tax imposed by chapter 1 of the Code unless such person is subject to the tax imposed by Section 511 of the Code on its unrelated business taxable income, (iii) any person described in Code section 1311(a)(2)(C) (i.e., any rural electrical and telephone cooperative), and (iv) any other person that, in the opinion of counsel to the Corporation, would cause the Corporation to incur a penalty tax if that person were a holder of shares of Common Stock. Any contract for the sale or other transfer of shares of Common Stock shall be subject to this provision. Furthermore, the Board of Directors shall have the right, but shall not be required, to refuse to transfer any shares of Common Stock purportedly transferred if either (i) a statement or affidavit requested pursuant to this Section (a) has not been received or (ii) the proposed transferee is a Disqualified Person.

              (b) Any acquisition of shares of Common Stock that could or would result in the imposition of a penalty tax on the Corporation shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of the subject shares of Common Stock shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of those shares of Common Stock shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring those shares and to hold those shares on behalf of the Corporation.

              (c) Whenever it is deemed by the Board of Directors to be prudent in avoiding the imposition of a penalty tax on the Corporation, the Corporation may redeem those shares of Common Stock as may be specified by the Board of Directors. Any such redemption shall be conducted in accordance with the procedures set forth in Section (f) of Article VIII of these Articles of Incorporation.

              (d) Nothing contained in this Article IX or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it, in its sole discretion, deems necessary or advisable to protect the Corporation or the interests of its stockholders by avoiding the imposition of a penalty tax on the Corporation.

              (e) For purposes of this Article IX only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships joint stock companies or associations, joint ventures, associations consortia, companies, trust, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

              (f) If any provision of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of that court.

                                    ARTICLE X

                                    DURATION
                                    --------

     The duration of the Corporation shall be perpetual."

     SECOND: The Corporation's charter is not amended by these Articles of Restatement. The provisions set forth in these Articles of Restatement are all of the provisions of the Corporation's charter currently in effect.

     THIRD: The foregoing restatement has been unanimously approved by the Board of Directors of the Corporation at a meeting of the Board of Directors on July 17, 1997.

     FOURTH: The Corporation currently has 5 directors; the directors currently in office are:

              William W. Cleverly
              Steven J. Hilton
              Alan D. Hamberlin
              Robert G. Sarver
              C. Timothy White

     FIFTH: The current address of the principal office of the Corporation is c/o the Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 and the Corporation's current resident agent is The Corporation Trust Incorporated, whose address is 32 South Street, Baltimore, Maryland 21202

     SIXTH: These Articles of Restatement do not increase the authorized stock of the Corporation or the aggregate par value of such authorized stock.

     IN  WITNESS   WHEREOF,   the  Corporation  has  caused  these  Articles  of
Restatement to be signed in its name and on its behalf by its President and attested by its Secretary all as of September 22, 1997.

     The undersigned President acknowledges these Articles of Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under penalties of perjury.

ATTEST:                                   MONTEREY HOMES CORPORATION

By: /s/ Larry W. Seay                     By: /s/ Steven J. Hilton
   -----------------------------             -------------------------------
   Larry W. Seay, Secretary                  Steven J. Hilton, President
                                       18